Exhibit 99.1

12240 Inwood Road
Suite 300
Dallas, Texas 75244
972-387-1487
FAX 972-233-6453

PRESS RELEASE

FOR IMMEDIATE RELEASE

November 3, 2004	NYSE: USV & USV_pa

U.S. Restaurant Properties, Inc. Announces 2004 3rd Quarter Results

Dallas, TX – U.S. Restaurant Properties, Inc. (NYSE: USV) today reported third quarter operating results.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2004	2003	% Change	2004	2003	% Change
Real estate revenues	$17,190	$15,927	7.9%	$50,979	$49,378	3.2%
Distributions to common and preferred stockholders and minority interests	9,861	9,841	0.0%	29,538	28,835	2.4%
Net income allocable to common stockholders	1,814	3,135	(42.1%)	7,996	10,287	(22.3%)
Earnings per share (diluted)	$0.08	$0.16	(50.0%)	$0.35	$0.52	(32.7%)
Funds from operations (diluted)	6,467	5,377	20.3%	20,096	17,166	17.1%
Adjusted funds from operations (diluted)	7,562	5,377	40.6%	21,191	17,166	23.4%
Interest coverage ratio	3.1	3.4	N/A	3.4	3.1	N/A

Net income allocable to common stockholders was $1.8 million or $0.08 per share, compared to $3.1 million or $0.16 per share in the same quarter last year. The decrease was due mainly to smaller gains recognized on property sales and to merger-related expenses incurred in the current quarter. The Company incurred $1.1 million of expenses for a merger with CNL Restaurant Properties, Inc. (“CNL”) and 18 CNL Income Funds. For accounting purposes, this transaction is considered a reverse merger with USV deemed the company being acquired. Accordingly, the Company’s merger-related costs were expensed and included in general and administrative expenses. These expenses were also included the determination of Funds from Operations (“FFO”). FFO was $6.5 million or $0.29 per share in the third quarter compared to $5.4 million or $0.27 per share in the same quarter last year. Excluding merger-related costs, the Company’s adjusted FFO (“AFFO”) was $7.6 million, or $0.33 per share for the third quarter of 2004. Included in net income and FFO are certain expenses for property taxes, legal and other costs to maintain and re-tenant under-performing or un-leased properties. Property taxes, other costs related to these under-performing properties and legal expenses associated with tenant enforcement actions or disputes totaled approximately $800,000 compared to approximately $900,000 in the same prior year quarter. Also included in net income and FFO, were certain non-cash expenses such as impairment of long-lived assets and provision for doubtful accounts. Impairment of long-lived assets was $19,000 in the third quarter, compared to approximately $444,000 in the prior year quarter. During the 2004 third quarter, no impairment expense was included as a part of discontinued operations, while approximately $1.1 million was included in the same prior year quarter.

For the quarter ended September 30, 2004, revenues from continuing operations increased $2.2 million, or 7.1%, to $33.1 million and consisted of a $1.3 million increase from real estate operations and an approximately $924,000 increase in retail operations. The net increase was mainly due to the following:

•	a $1.0 million increase in rental income related to $1.5 million received from 9 Shoney’s and 73 Captain D’s properties acquired since the third quarter of 2003, which was partly offset by an approximately $314,000 decrease, primarily due to the sale of FINA stores in 2003 and 2004; and

•	a $924,000 increase in retail operations revenue attributable to a $267,000 increase in fuel revenues over the prior year quarter as a result of higher average pump prices and $776,000 in reimbursement revenue for employee related costs and management fees based on a May 2004 management agreement with Lyon’s Inc. (“Lyon’s”).

RETAIL DEVELOPMENT AND TRANSITIONAL OPERATIONS

The Company conducts retail operations on an interim basis for selected properties until they are re-leased or sold to third parties. All retail activity is conducted through a taxable REIT subsidiary (“TRS”). It is anticipated that most of the reported retail operations revenue will be replaced by rental income when the properties are leased to third parties.

At September 30, 2004, retail operations consisted of 15 properties operated by employees of a Company subsidiary and 14 properties to which the subsidiary supplied fuel only. Year-to-date through September 30, 2004, the retail subsidiary began operating 3 properties, leased 2 to a third party, closed 1 and disposed of 1. Third quarter retail operations revenue was $15.9 million, and the retail segment contributed approximately $200,000 to net income for the quarter (after intercompany eliminations). Financial performance for retail operations was negatively affected by compressed fuel margins related primarily to higher fuel costs and timing associated with passing increased costs to the customer. Included in the Company’s consolidated general and administrative expenses was $3.2 million of retail operating costs which included approximately $776,000 of expenses related to Lyon’s for which the Company is reimbursed.

PORTFOLIO DEVELOPMENT

During the third quarter, the Company acquired 4 properties, 3 of which were designated as investment properties, and 1 was designated as held for sale in the Company’s TRS. The 3 investment properties were acquired for $2.7 million and the held for sale property was acquired for approximately $829,000. In addition, the Company disposed of 9 properties, of which 5 were classified as investment properties and 4 were classified as held for sale. The disposition of the 5 investment properties generated net cash proceeds of approximately $3.4 million and a gain of approximately $910,000. The disposition of the 4 held for sale properties generated net proceeds of $3.8 million and a gain of approximately $595,000.

At September 30, 2004, the Company’s portfolio consisted of 782 properties, of which 699 were performing, 67 were non-performing, 15 were operated by the Company’s retail subsidiary and 1 was vacant land. The net book value of the non-performing properties and vacant land was $24.3 million.

MERGER UPDATE

On August 9, 2004, the Company entered into definitive agreements to merge with CNL Restaurant Properties, Inc. and 18 CNL Income Funds. The Company filed a Registration Statement with the Securities and Exchange Commission on September 20, 2004, and is currently working through the approval process. Robert Stetson, CEO, commented, “The timing of the merger is progressing on target, and we continue to anticipate a closing in the first quarter of 2005.” The transactions are subject to approval from the stockholders of CNL and USV, and the Income Fund limited partners. Completion of the transactions are also subject to securing adequate financing and customary regulatory approvals.

RECENT EVENTS

On August 3, 2004, one of the Company’s franchisor/tenants, Schlotzsky’s Corporation (“Schlotzsky’s”), filed for Chapter 11 bankruptcy protection. Schlotzsky’s Corporation leases 5 of the Company’s properties, representing approximately 0.7% of the Company’s annualized base rent. Schlotzsky’s guarantees 13 of its franchisees’ leases to the Company, 3 of which are vacant, with monthly guaranteed rent representing approximately 0.5% of the Company’s annualized base rent. The Company’s primary recourse remains with each individual franchisee for any unpaid rent and for recovery of guaranteed rent already paid by Schlotzsky’s, regardless of performance under Schlotzsky’s guarantee, if such payment precluded the Company’s full recovery from another Schlotzsky’s franchisee. As of September 30, 2004, the Company’s total unpaid rent related to the Schlotzsky’s bankruptcy was approximately $692,000 of which $473,000 relates to Schlotzsky’s guarantees of its franchisees’ leases. At this time, management estimates no loss to the Company as a result of the Schlotzsky’s bankruptcy.

On October 29, 2004, the Company signed a commitment letter for a bridge loan facility (the “Facility”) in the amount of $60 million. In the event of a delay or cancellation of the merger with CNL, the Facility would be used for the partial refinance of the Company’s existing senior unsecured notes, which become due and payable on May 1, 2005. The Facility would mature 12 months from the date of funding, carry an interest rate of LIBOR plus 3.5% and be secured by a negative pledge from the borrowing base entity. The Company paid a 1% up-front commitment fee of $600,000 which will be amortized over the 180-day commitment period.

The Company has received, through its tax advisor, execution documents for the closing agreement with the Internal Revenue Service (“IRS”). The Company expects to execute the documents shortly and return them for IRS signature.

The Company will hold a conference call on Thursday, November 4, 2004 at 10:00 a.m. Central Time to review its third quarter results. The call can be accessed toll free at (877) 691-0877, or via webcast by going to

http://www.companyboardroom.com/company.asp?ticker=usv&client=cb at least 15 minutes prior to the start of the call. A web replay will be available shortly after the call for 14 days. A digital replay of the conference call will be available until midnight November 18, 2004 by dialing (877) 519-4471 and entering reference number 5274594.

U.S. Restaurant Properties, Inc. is a fully-integrated, self-administered and self-managed real estate investment trust (“REIT”). The Company focuses primarily on acquiring, owning and leasing restaurant properties. The Company also owns and leases a number of service station properties, most of which include convenience stores (referred to as “C&Gs”). At September 30, 2004, the Company’s portfolio consisted of 782 properties. U.S. Restaurant Properties, Inc. leases its properties on a triple-net basis primarily to operators of quick-service and full-service chain restaurants affiliated with major national or regional brands such as Applebee’s®, Arby’s®, Burger King®, Captain D’s®, Chili’s®, Dairy Queen®, Hardee’s®, Pizza Hut®, Popeye’s®, Schlotzsky’s®, Shoney’s® and Taco Cabana®. The Company’s C&G tenants are affiliated with major oil brands such as Fina®, Phillips 66® and Shell®.

Certain statements in this release constitute “forward-looking statements” and involve risks, uncertainties and other factors which may cause the actual performance of U.S. Restaurant Properties, Inc. to be materially different from the performance expressed or implied by such statements. These risks include access to financing, availability of acquisition targets, income fluctuations in U.S. households, continuing qualification as a REIT, cost of capital, change in trends in the restaurant industry, volatility of fuel prices and tenant bankruptcies, as well as the additional risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

For further information, contact Investor Relations at 972-387-1487, ext. 147, or visit the Company’s website, www.usrp.com.

U.S. Restaurant Properties, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Real estate rental	$15,522	$14,539	$46,866	$43,428
Tenant expense reimbursements	1,086	809	2,433	2,611
Lease termination fees	100	—	310	997
Interest on mortgage loans	482	579	1,370	2,342
Retail operations	15,918	14,994	44,129	40,127

Total revenues	33,108	30,921	95,108	89,505
Expenses:
Ground rent	896	890	2,640	2,674
Property taxes	262	139	650	669
Other property	367	351	996	970
Legal	234	905	844	1,540
Depreciation and amortization	5,568	5,088	16,607	15,132
Impairment of long-lived assets	19	444	261	674
Provision for (recoveries of) doubtful accounts	(8)	(137)	294	(307)
General and administrative	5,249	2,644	12,200	8,136
Retail cost of sales	13,238	12,438	37,141	33,644

Total expenses	25,825	22,762	71,633	63,132

Income from continuing operations	7,283	8,159	23,475	26,373
Non-operating income	8	8	21	29
Interest expense	(4,665)	(4,607)	(13,787)	(15,660)
Minority interests	(7)	(1,205)	(29)	(3,542)

Net income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	2,619	2,355	9,680	7,200
Income from discontinued operations	1,675	2,965	5,705	9,069
Cumulative effect of change in accounting principle	—	—	—	(246)

Net income	4,294	5,320	15,385	16,023
Dividends and accretion on preferred stock	(2,480)	(2,185)	(7,389)	(5,736)

Net income allocable to common stockholders	$1,814	$3,135	$7,996	$10,287

Net income per share—basic:
Income from continuing operations allocable to common stockholders	$0.01	$0.01	$0.10	$0.07
Income from discontinued operations	0.07	0.15	0.25	0.46
Cumulative effect of change in accounting principle—	—	—	—	(0.01)

Net income per share	$0.08	$0.16	$0.35	$0.52

Net income per share—diluted:
Income from continuing operations allocable to common stockholders	$0.01	$0.01	$0.10	$0.07
Income from discontinued operations	0.07	0.15	0.25	0.46
Cumulative effect of change in accounting principle	—	—	—	(0.01)

Net income per share	$0.08	$0.16	$0.35	$0.52

Weighted average shares outstanding
Basic	22,563	19,909	22,552	19,871
Diluted	22,656	20,024	22,649	19,955

U.S. Restaurant Properties, Inc.

3rd Quarter 2004 FFO (1)

In thousands, except per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net income	$4,294	$5,320	15,385	$16,023
Dividends and accretion on preferred stock	(2,480)	(2,185)	(7,389)	(5,736)

Net income allocable to common stockholders	1,814	3,135	7,996	10,287

Depreciation and amortization
Continuing operations	5,545	5,060	16,531	15,045
Discontinued operations (2)	11	753	145	1,839
(Gain) on sale of property (2) (5)	(910)	(3,571)	(4,605)	(10,275)

Less FFO adjustments allocable to minority interest	(15)	(8)	(43)	(23)
Cumulative effect of change in accounting principle	—	—	—	270

FFO (Basic)	6,445	5,369	20,024	17,143
Income allocable to minority interest	7	—	29	—
Adjustments allocable to minority interest	15	8	43	23
Preferred stock dividends on dilutive securities	—	—	—	—

FFO (Diluted)	$6,467	$5,377	$20,096	$17,166

Merger costs	1,095	—	1,095	—

AFFO (Diluted) (4)	$7,562	$5,377	$21,191	$17,166

Weighted average shares outstanding (Basic)	22,563	19,909	22,552	19,871
Dilutive effect of OP units	80	80	80	54
Dilutive effect of options	13	20	16	15
Dilutive effect of guaranteed stock	—	—	—	—
Dilutive effect of Preferred Stock	—	15	—	15
Dilutive effect of Preferred Stock warrants	—	—	1	—

Weighted average shares outstanding (Diluted)	22,656	20,024	22,649	19,955

FFO (Basic and Diluted) per share, allocable to common stockholders (3)	$0.29	$0.27	$0.89	$0.86
AFFO (Diluted) per share, allocable to common stockholders (3)	$0.33	$0.27	$0.94	$0.86

(1)	The Company believes the supplemental non-GAAP measure FFO is a useful indicator of the Company’s operating performance and that the most directly comparable GAAP financial measure to FFO is net income. Management uses FFO as a supplemental measure to conduct and evaluate the business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company’s operating Performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself. The National Association of Real Estate Investment Trust (NAREIT) created FFO as a supplemental performance measure to exclude historical cost depreciation, among other items, from GAAP net income. The Company’s FFO is computed as net income (loss) available to common stockholders (computed in accordance with accounting principles generally accepted in the United States of America), plus real estate related depreciation and amortization, excluding gains (or losses) from sales of property, income/loss allocable to minority interest holders and extraordinary items and is computed in accordance with the NAREIT “White Paper” definition of FFO. The Company believes that the use of FFO, combined with the required primary GAAP presentations, has improved management’s and the investing public’s understanding of REIT operating results. Further, the use of FFO has made comparisons of those results more meaningful and has enabled the evaluation of the Company’s operating performance compared to other REITs that use the NAREIT definition in order to make more informed business decisions based on industry trends or conditions. Therefore, the Company considers FFO a useful measure for reviewing its comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate depreciation and amortization, FFO assists in the comparison of the operating performance of real estate between periods or as compared to other REITs. FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. While the Company adheres to the NAREIT definition of FFO in making its calculation, the Company’s method of calculating FFO may not be comparable to the methods used by other REITs and accordingly may be different from similarly titled measures used by other companies.

(2)	Adjustments to Discontinued Operations listed below are the result of the sale or disposal of 89 properties for the year ended December 31, 2003 and 41 properties for the nine months ended September 30, 2004.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$238	$2,139	$1,344	$9,711
Depreciation and amortization	(11)	(753)	(145)	(1,839)
Impairment of long-lived assets	—	(1,081)	(71)	(3,198)
Other expenses	(57)	(911)	(784)	(5,880)

	170	(606)	344	(1,206)
Gain on sale of property	1,505	3,571	5,361	10,275

Income from discontinued operations	$1,675	$2,965	$5,705	$9,069

(3)	FFO (Basic) per share is calculated by dividing FFO (Basic) by the weighted average number of shares of common stock outstanding for the period. FFO (Diluted) per share is calculated by dividing FFO (Diluted) by the weighted average number of shares/units outstanding for the period on a fully diluted basis. AFFO (Diluted) per share is calculated by dividing AFFO (Diluted) by the weighted average number of shares/units outstanding for the period on a fully diluted basis. Weighted average shares/units outstanding (fully diluted) includes shares of the Company’s Common Stock issued and outstanding, as well as Common Stock Equivalents in the form of Operating Partnership units, stock options, Preferred Stock, Preferred Stock warrants and stock price guarantees to the extent they are dilutive. For the nine months ended September 30, 2004 and 2003, all Common Stock Equivalents were dilutive except Preferred Stock and certain employee stock options. During 2003 there were no merger-related expenses; therefore FFO and AFFO were the same.

(4)	Through September 30, 2004, the Company had expensed $1.1 million of one-time costs related to the definitive agreements to merge with CNL Restaurant Properties, Inc. In accordance with SFAS No. 141, only the acquiring entity may capitalize merger-related costs. Since this transaction is a reverse merger for accounting purposes, CNL Restaurant Properties, Inc. is deemed to be the acquiring entity. Therefore, USV is required to expense its merger-related costs which are included in the calculation of FFO and are added back in the calculation of AFFO. During 2003 there were no merger-related expenses; therefore FFO and AFFO were the same.

(5)	During the second quarter of 2004, the Company began to purchase real estate with the intent of re-sale. Year to date gains on properties classified as held for sale totaled approximately $756,000 and have not been excluded in the determination of FFO.

U.S. Restaurant Properties, Inc.

Supplementary Information

New York Stock Exchange symbol – Common Stock	USV
– Preferred Stock	USV_pa

Annualized dividend rate per share of Common Stock	$1.32

Common Stock price per share as of market close, September 30, 2004	$16.89

Dividend yield on Common Stock (annualized dividend divided by price per share at September 30, 2004)	7.82%

Total shares of Common Stock issued and outstanding September 30, 2004	22,566,639

Annualized dividend rate per share of Series A Cumulative Convertible Preferred Stock	$1.93

Series A Preferred Stock price per share as of market close, September 30, 2004	$24.80

Dividend yield on Series A Preferred Stock (annualized dividend divided by price per share at September 30, 2004)	7.78%

Total shares of Series A Preferred Stock issued and outstanding September 30, 2004	4,084,288

Number of properties at September 30, 2004	782

Cash and cash equivalents at September 30, 2004	$1,971,000

Third quarter straight-line rent (continuing and discontinued operations)	$653,000

Year to date straight-line rent (continuing and discontinued operations)	$2,004,000

U.S. Restaurant Properties, Inc.

Capitalization at September 30, 2004

(in thousands except per share amounts)

Debt
Line of Credit			$7,500
Notes Payable			306,318
Mortgage Note Payable			881

			$314,699

	Shares Outstanding September 30, 2004	Closing Price September 30, 2004
Equity
Series A Preferred Stock	4,084	$24.80	$101,283
Series B Preferred Stock (1)	20	—	20,000
Series B-1 Preferred Stock (1)	5	—	5,000
Common Stock	22,567	$16.89	381,157

			507,440

Total Capitalization			$822,139

(1)	Securities are not registered.